Exhibit 10.43

EXECUTIVE EMPLOYMENT AGREEMENT

CREATD, INC.

This Executive Employment Agreement (the “Agreement”) dated April 5, 2022 by and between Creatd, Inc., a corporation duly organized under the laws of the state of Nevada (together with its subsidiaries and predecessor companies hereinafter referred to as the “Company”) and Chelsea Pullano, a resident of the state of New Jersey (hereinafter referred to as the “Executive”).

NOW, THEREFORE, the parties hereto agree as follows:

1.	Employment. Company hereby agrees to employ Executive as its Chief Financial Officer, and Executive hereby accepts such employment in accordance with the terms of this Agreement, and the terms of employment applicable to regular employees of Company.

2.	Term. The term of this Agreement shall commence on April 5, 2022 and shall continue in effect for a period of three (3) years, provided, however, on or prior to thirty (30) calendar days before the end of each twelve (12) month period following the date hereof, either the Executive or the Company has the right terminate the employment by sending written notice to the other party. If no notice is received within such timeframe, than the employment shall be deemed renewed for a subsequent year. The period during which the Executive is employed by the Company hereunder shall be referred to as the “Employment Term.”

3.	Duties of Executive. The duties of Executive shall include the performance in good faith of all of the duties and obligations (including but not limited to responsibilities imposed by law or regulation) typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be reasonably assigned by the board of directors of the Company (the “Board”) consistent with the Executive’s position. Executive shall perform all duties in a professional, ethical and businesslike manner. Executive shall be required to devote such time to the affairs of the Company as shall be reasonably necessary to manage such affairs. Additionally, Executive shall be permitted to reasonably perform Executive’s duties remotely from Executive’s residence or other suitable location, consistent with Executive’s obligations hereunder and commensurate costs to be paid for by the Company.

4.	Devotion to the Company’s Business. Executive shall devote a substantial majority of their business time and attention towards Executive’s business time and attention and Executive’s best efforts (excepting vacation time, holidays, sick days and periods of disability) as well as non-material responsibilities to outside noncompetitive business endeavors to Executive’s employment and service with the Company; provided, that this Section shall not be interpreted as prohibiting Executive from (a) managing Executive’s personal activities and investments (subject to Section 5 hereof), (b) engaging in charitable or civic activities and teaching at educational institutions, (c) participating on boards of directors or similar bodies of non-profit organizations, or (d) subject to approval by the Board, in its sole discretion which shall not be unreasonably withheld, participating on boards of directors or similar bodies of for-profit organizations, in each case, so long as such activities in the aggregate do not (i) materially interfere with the performance of Executive’s duties and responsibilities hereunder, or (ii) detrimentally affect the Company’s reputation as reasonably determined by the Company in good faith. Notwithstanding the foregoing, the Executive shall not be permitted to invest in any business that engages in online content management platform or line of business which is hereafter entered into by the Company in which the Executive has substantial involvement, and Executive may invest may own not more than ten percent (10%) of any class of securities of any business (but without otherwise participating in the activities of such business) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

5.	Competitive Activities.

a.	Solicitation of Executives. During Executive’s employment with the Company and for a period of twelve (12) months after termination of such employment at any time and for any reason, Executive shall not solicit, participate in the solicitation of any person who was employed by the Company at the time of Executive’s termination of employment with the Company to leave the employ of the Company or, on behalf of himself or any other person, hire, employ or engage any such person.

b.	Solicitation of Clients, Customers, Etc. During Executive’s employment with the Company and for a period of twelve (12) months after termination of Executive’s employment at any time and for any reason, Executive shall not, directly or indirectly, solicit any person who during any portion of the time of Executive’s employment or at the time of termination of Executive’s employment with the Company, was a client, customer of the Company in the previous twelve (12) months to discontinue business, in whole or in part, with the Company.

c.	Non-Compete. The Company agrees to disclose to Executive and Executive agrees to receive from the Company confidential information which would provide competitors of the Company with an unfair advantage. In consideration for such disclosure by the Company, Executive agrees as follows:.

i.	Competition During Employment. Executive agrees that during the term of his employment with the Company, neither he nor any of his Affiliates (Executive’s Affiliates is defined as any legal entity in which Executive directly or indirectly owns at least a 25% interest) will directly or indirectly compete with the Company in any way in any business in which the Company or its Affiliates is engaged in, and that he will not act as an officer, director, employee, consultant, shareholder, lender, or agent of any entity which is engaged in any business of the same nature as, or in competition with the businesses in which the Company is now engaged or in which the Company becomes engaged during the term of employment. The Executive will not work with or conspire with any other person or entity (including, but not limited to, any Company employee, officer or director) to establish a business which competes with the Company. Furthermore, Executive agrees that during the term of employment, he will not accept any board of director seat or officer role or undertake any planning for the organization of any business activity competitive with the Company and Executive will not combine or conspire with any other employees of the Company for the purpose of the organization of any such competitive business activity.

ii.	Competition Following Employment. In order to protect the Company against the unauthorized use or the disclosure of any confidential information of the Company presently known or hereinafter obtained by Executive during his employment under this Agreement, Executive agrees that for a period of six (6) months following the termination of this Agreement for any reason, neither Executive nor any of his Affiliates, shall, directly or indirectly, for itself or himself or on behalf of any other corporation, person, firm, partnership, association, or any other entity (whether as an individual, agent, servant, employee, employer, officer, director, shareholder, investor, principal, consultant or in any other capacity):

1.	engage or participate in any business, regardless of where situated with the following three competitors: Medium, BuzzFeed and Reddit;

iii.	Notwithstanding the foregoing, the provisions of this Section shall not apply under the circumstances where this Agreement has been terminated by the Company without cause, by the Executive for Good Reason, if the Company ceases operations, in the event of a Change of Control or if this Agreement is terminated by Executive as the result of a material, uncured breach of this Agreement by the Company.

6.	If any restrictive covenant contained herein is unenforceable with respect to the duration and geographic area of restriction of the covenant, then the duration and geographic area of restriction shall be reduced to the maximum duration and geographic area of restriction deemed legal, valid and enforceable and that come closest to expressing the intention of the parties with respect to the covenant, and the covenant shall be enforceable as so modified. The parties agree that a court with proper jurisdiction shall be allowed to reduce the restrictive covenants contained herein to the maximum duration and geographic area of restriction deemed legal, valid and enforceable.

7.	Employee acknowledges and agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company may (and shall be entitled to), in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement

8.	Compensation. Executive shall be paid compensation during the term of this Agreement as follows:

a.	A base salary of Two Hundred and Fifty Thousand dollars ($250,000) per year ($9,615 every 2 weeks), payable in installments according to the Company’s regular payroll schedule. The base salary shall be reviewed at the end of each year of service and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, Executive’s base salary may not be decreased during the Employment Term other than as a part of an across the board salary reduction that applies in the same manner to all similar executives, subject to Section 8(d) below. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

b.	Annual Bonus. For each calendar year of the Employment Term, the Executive shall be eligible, at the discretion of the Board, to receive an annual bonus (the “Annual Bonus”) in cash or in the form of restricted stock. Factors to be examined by the Board in determining whether to pay an Annual Bonus shall include, but shall not be limited to, executive performance, adherence to this Agreement. The Company shall provide the metrics and methodology for achieving the bonus by the end of each Q1.

c.	Options Award. For each calendar year of the Employment Term, the Executive shall be eligible to receive, at the discretion of the Board and consistent with a stock option plan which is approved and implemented by the Company prior to such issuance, an “Options Award” comprised of stock options to purchase shares of the Company’s common stock.

9.	Benefits. Executive shall be entitled to benefits as follows:

a.	Vacation. Executive shall be entitled to paid vacation time as per the Company’s regular policies and procedures (as may be amended from time to time).

b.	Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board.

c.	Medical Insurance, Life Insurance, and Long-Term Care Insurance. Executive shall be entitled access to medical, vision, and dental, consistent with industry practice and standards, with 100% company paid contribution toward the cost of such plan for themselves and for their family.

d.	Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive’s duties. Executive will maintain records and written receipts as required by the Company policy. Any expenses will be subject to the Company’s expense policy. No personal expenses shall be charged to the Company. To the extent that the expense is deemed to be personal in any given month, the Base Salary shall be reduced in any future month in such amount at the discretion of the Board.

e.	401(k) Plan. The Company shall provide Executive with the opportunity to participate in the Company’s 401(k) plan to the maximum extent provided by law, including 100% matching of said contributions.

f.	Additional Benefits. During the Employment Term, the Executive shall be entitled to other benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company. The Company shall provide a corporate apartment in New York and Laurie Weisberg shall have priority use of the New York corporate apartment and the Company shall provide a monthly housing stipend of $3,800 for Jeremy Frommer.

10.	Key-Man Insurance. The Company shall have the right to insure your life for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. You shall have no interest in any such policy, but you agree to cooperate with the Company in taking out such insurance by submitting to medical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on you by any such documents.

11.	Termination of Employment.

a.	Termination for Cause. The Company shall have the right to immediately terminate Executive’s employment for Cause. For purposes of this Agreement, termination for “Cause” shall solely be defined as: (i) Executive’s fraud, misappropriation, embezzlement or other act of dishonesty in connection with the Company’s business; (ii) Executive’s willful misconduct or gross negligence in the performance of his duties hereunder; ; (iii) Executive’s knowing or willful violation or reckless disregard of any laws, rules or regulations of any governmental or regulatory body material to the business of the Company; (iv) Executive’s failure to comply or follow duly authorized and specifically written Board’s directive(s) which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice thereof to the Executive;(v) Executive’s conviction of a felony or a misdemeanor involving moral turpitude; or (vi) failure to perform the material aspects functions for which the Executive was employed which is not cured to the Board’s reasonable satisfaction within thirty (30) days after written notice to the Executive. With respect to conduct covered by subsection (iv) and (vi) of this Section, the Company shall not have Cause to terminate Executive unless (x) such conduct or breach continues after a written demand for performance or cure has been delivered to Executive by the Board that specifically identifies how Executive has failed to perform or is otherwise in breach of this Agreement, and (y) such conduct or breach has not been cured by Executive within thirty (30) days following Executive’s receipt of such written demand. For purposes of this Section, no act, or failure to act, on the part of Executive shall be deemed to constitute Cause if done, or omitted to be done, by Executive in good faith and with reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. In the event of a termination for Cause, Executive shall be entitled receive, payment of his Base Salary through the date of termination, and reimbursement of business expenses incurred consistent with Company policy through the date of termination (“Accrued Obligations).

b.	Termination on Account of Death or Permanent Disability. Executive’s employment shall terminate immediately following Executive’s death. If Executive suffers a Permanent Disability (as defined below), the Company shall have the right to terminate Executive’s employment with the Company. For purposes of this Agreement, the term “Permanent Disability” shall mean Executive’s inability to perform the essential functions of his job, with or without reasonable accommodation due to a disability or other medical condition for ninety (90) consecutive days or one hundred eighty (180) days during any twelve (12) month period as shall have been certified by a licensed and qualified physician. The Company shall pay Executive all (i)Accrued Obligations and (ii), the pro-rated amount of any earned but unpaid Annual Bonus or Options Award that Executive would have earned if he had remained employed by the Company through the end of the applicable term.

c.	Voluntary Termination by Executive Without Good Reason. Executive may terminate his employment by Company at any time without Good Reason (as defined below) upon thirty (30) calendar days’ advance written notice to the Company; provided, however, that, in the event that Executive’s employment with the Company is voluntarily terminated by Executive without Good Reason, the Company shall have no further obligation hereunder from and after the effective date of such termination, except for payment of the Accrued Obligations.

d.	Termination by Executive for Good Reason. Executive may terminate his employment with the Company during the Term for Good Reason upon written notice to the Company, providing the Company at least thirty (30) calendar days to remedy or cure such Good Reason event, and the Company has failed to provide such remedy or cure within such ten (10) day period (or, in the case of breaches which are capable of cure but not reasonably within such thirty day period, if the Company has not commenced efforts to cure within such ten (10) day period and has not thereafter continued diligently in good faith its efforts to cure until such cure has been effected); provided, further, that in the event that Executive’s employment with the Company is terminated by Executive for Good Reason, (i) the Company shall pay to the Executive the all Accrued Obligations and the pro-rata share of Bonus and Options; and (iii) the Company shall within ten (10) days after Executive gives notice of his intent to terminate his employment for Good Reason provide a release of all claims to Executive for review n, and thereafter Executive shall have sixty (60) days to execute same; within seven (7) business days after the right of revocation expires, Company shall pay Executive an aggregate lump sum payment, less applicable withholdings, in an amount equal to Executive’s then current Base Salary in accordance with Section 4 of this Agreement for twelve (12) months (collectively, the “Severance Payment”). The Severance Payment shall be payable in cash. Further, any unvested and/or outstanding options will automatically and fully vest as of the date of such termination or resignation, as the case may be (“Accelerated Vesting”). Executive and the Company understand that in order to be eligible for the Severance Payment and Accelerated Vesting, Executive and the Company will be required to execute a release of claims in a form acceptable to the Company and the revocation period for same to expire.

i.	For purposes of this Agreement, “Good Reason” shall mean any one or more of the following without Executive’s consent:

1.	a material reduction in Executive’s responsibility/authority at the Company,

2.	a material reduction in Executive’s Base Salary except if there is a reduction to all similar executives

3.	A sale of all or substantially all of the assets of the Company and/or a Change of Control of the Company (as defined below

4.	the request that Executive relocate more than one hundred (100) miles from the Executive’s current address or from the Company’s current office; provided, however, that the foregoing shall not apply as to reasonable business travel commensurate with Executive’s position;

5.	any uncured material breach by the Company of any material provision of this Agreement.

e.	Termination by the Company without Cause/Non-Renewal by the Company/Termination of Executive Following Change in Control. If Executive is terminated by the Company during the Employment Term without Cause, or if Executive is terminated by the Company within twelve (12) months after a Change in Control Closing Date, Executive shall, if the release of claims is executed and not revoked (as specified above), receive the Severance Payment with payment occurring at the times specified above. Executive shall also receive payment of all Accrued Obligations and Accelerated Vesting.

f.	Definition of Change in Control. The term “Change in Control” shall mean:

i.	consummation of any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation and in which the holders of shares of capital stock of the Company hold less than fifty percent (50%) of the total voting power represented by the securities of the Company or the surviving entity outstanding immediately after such Merger, or pursuant to which shares of capital stock of the Company would be converted into cash, securities or other property, other than a Merger in which the holders of shares of capital stock of the Company immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger;

ii.	any “person” within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becoming the “beneficial owner” within the meaning of Rule 13d-3 under the Exchange Act of greater than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities;

iii.	consummation of any sale, lease, exchange, exclusive license or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

iv.	the adoption of any plan or proposal for the liquidation or dissolution of the Company.

g.	Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payment or benefits received in connection with the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

(b) All calculations and determinations under this Section shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

12.	Section 409A.

a.	General Compliance. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

b.	Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

c.	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

d.	Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

13.	Acknowledgments. Executive agrees and acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Company at substantial expense and the Confidential Information constitutes valuable proprietary assets of the Company; (iii) the Company will suffer irreparable harm and substantial damage which will be difficult to compute if during the term of employment or thereafter, Executive should use or disclose Confidential Information to solicit or interfere with the Company’s employees, clients, or customers or should divulge Confidential Information relating to the business of the Company or its affiliates; (iv) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company; (v) the Company would not have hired or continued to employ Executive unless he agreed to be bound by the terms hereof; and (vi) the provisions of this Agreement will not preclude Executive from other gainful employment. “Confidential Information,” as used in this Agreement, shall mean any and all confidential and/or proprietary knowledge, data, or information of the Company, including, without limitation, any: (A) the identity of Company clients, customers or suppliers, and prospective clients, customers, vendors, or suppliers, including, but not limited to names, addresses, telephone numbers and/or social security numbers, any account, personal, business, financial, and other information pertaining to such current or prospective clients, customers, or suppliers, and current and prospective customer and supplier lists in any form; (B) trade secrets, drawings, inventions, methodologies, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Company, whether or not patentable or registrable under trademark, copyright, patent or similar laws; (C) information regarding plans for research, product development, new service offerings and/or products, marketing, advertising, selling, distribution, business plans, business forecasts, budgets, and unpublished financial statements, licenses, prices and costs, suppliers, customer lists, customers, or distribution arrangements; (D) any information regarding or relating to the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Company; (E) concepts and ideas relating to the development and distribution of content in any medium or to the current, future, and proposed products or services of the Company; (F) any other information, data or the like that is labeled confidential or orally disclosed to Executive as confidential; or (G) information maintained by the Company which it is required to hold for its customers or clients.

14.	Confidentiality. In consideration of the benefits provided for in this Agreement, Executive agrees not to, at any time, either during their employment or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except (i) as may be necessary to the performance of Executive’s duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of obligations hereunder, or (iv) where required to be disclosed by court order, subpoena or other government process and, in such event, Executive shall cooperate with the Company in attempting to keep such information confidential. Upon the request of the Company, Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all Confidential Information in his possession, custody or control.

15.	Post-Employment Property. At the conclusion of Executive’s employment with the Company, for any reason, Executive shall return and deliver to the Company any and all computers, hard drives, papers, books, records, customer and prospect information, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies or summaries thereof, laptops, pagers, personal digital assistants, cell phones with the exception of personal items and the Executive’s cell phone, corporate credit cards, keys, and/or access cards, and any other property belonging to the Company or any affiliate, or relating to the Company or any affiliate’s business which are in Executive’s possession, as well as any other Company property in Executive’s possession or control. Executive will within 10 business days of the conclusion of the Executive’s employment with the Company, provide a certification that all Company information has been removed from the Executive’s electronic devices. If at any time after termination of Executive’s employment with the Company, for any reason, Executive determines that he has any Confidential Information, Executive shall immediately return to the Company all such Confidential Information in his possession or control, including all copies and portions thereof.

16.	Proprietary Information And Inventions Assignment. The parties agree that any work of authorship, invention, design, discovery, development, technique, improvement, source code, hardware, device, data, apparatus, practice, process, method or other work product whatsoever (whether patentable or subject to copyright, or not, and hereinafter collectively called “discovery”) related to training or marketing methods and techniques that are related to the business of the Company and that Executive, either solely or in collaboration with others, has made or may make, discover, invent, develop, perfect, or reduce to practice during the term of and within the scope of his employment, whether or not during regular business hours and created, conceived or prepared on the Company’s premises or otherwise shall be the sole and complete property of the Company. More particularly, and without limiting the foregoing, Executive agrees that all of the foregoing and any (i) inventions (whether patentable or not, and without regard to whether any patent therefor is ever sought), (ii) marks, names, or logos (whether or not registrable as trade or service marks, and without regard to whether registration therefor is ever sought), (iii) works of authorship (without regard to whether any claim of copyright therein is ever registered), and (iv) trade secrets, ideas, and concepts ((i) - (iv) collectively, “Intellectual Property Products”) created, conceived, or prepared on the Company’s premises or otherwise within the scope of Executive’s employment, whether or not during normal business hours, and that are related to the business of the Company, shall perpetually and throughout the world be the exclusive property of the Company, as shall all tangible media (including, but not limited to, papers, computer media of all types, and models) in which such Intellectual Property Products shall be recorded or otherwise fixed. Executive further agrees promptly to disclose in writing and deliver to the Company all such Intellectual Property Products. Executive agrees that all works of authorship created by Executive during his engagement by the Company shall be works made for hire of which the Company is the author and owner of copyright. To the extent that any competent decision-making authority should ever determine that any work of authorship created by Executive during his engagement by the Company is not a work made for hire, Executive hereby assigns all right, title and interest in the copyright therein, in perpetuity and throughout the world, to the Company. To the extent that this Agreement does not otherwise serve to grant or otherwise vest in the Company all rights in any Intellectual Property Product created by Executive during his engagement by the Company, Executive hereby assigns all right, title and interest therein, in perpetuity and throughout the world, to the Company. Executive agrees to execute, immediately upon the Company’s reasonable request and without charge, any further assignments, applications, conveyances or other instruments, at any time after execution of this Agreement, whether or not Executive is engaged by the Company at the time such request is made, in order to permit the Company, or its assigns, to protect, perfect, register, record, maintain, or enhance their rights in any Intellectual Property Product; provided, that, the Company shall bear the cost of any such assignments, applications or consequences. Upon termination of Executive’s employment by the Company for any reason whatsoever, and at any earlier time the Company so requests, Executive will immediately deliver to the custody of the person designated by the Company all originals and copies of any documents and other property of the Company in Executive’s possession, under Executive’s control or to which he may have access. Notwithstanding the foregoing, any provisions of this section shall not apply to any intellectual property (including Intellectual Property Products) which is not directly related to the Company’s line of business of providing an online content management platform, or line of business which is hereafter entered into by the Company during the term of Executive’s employment, and which is developed by Executive entirely on Executive’s own time without using any of the Company’s equipment, supplies, facilities, or any Company Confidential Information.

17.	Non-Disparagement. Executive agrees not to disparage or defame, the services, business, integrity, veracity or personal or professional reputation of the Company, its members, officers, directors, or employees, in either a professional or personal manner, at any time during or following their employment. Company agrees not to disparage, defame the services, business, integrity, veracity or personal or professional reputation of the Employee, in either a professional or personal manner, at any time during or following their employment. Nothing in this Section prohibits management’s rights to disagree with the Board or otherwise act in accordance with applicable law and nothing herein prohibits the Executive from making truthful statements concerning the Company, its officers, members, directors or employees.

18.	Indemnification. In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates solely regarding the terms of this Agreement or the Executive’s employment hereunder (in which such dispute the Parties shall each retain and pay for their own attorneys’ fees), by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). The Executive shall not be entitled to the indemnification if the actions of the Executive engaged in willful or reckless conduct to cause the Proceeding. To the extent that the directors’ and officers’ insurance liability policy provides advance expense coverage, Executive shall be entitled to an advance of expenses incurred with respect to a Proceeding so long as Executive affirms in writing that Executive is entitled to indemnification under this Agreement and that Executive will repay any advance if it is later determined that Executive was not entitled to indemnity hereunder. The Company retains the right to determine the appropriate defense to any Proceeding and the right to choose counsel for itself to represent its interests, and the Executive is entitled to retain independent counsel at the Company’s cost, provided that Executive consents to use of counsel approved by the Company’s directors’ and officers’ liability insurance provider if applicable. The Executive shall cooperate with the Company and Company counsel in any Proceeding brought against the Company or the Executive. Company has the exclusive right to determine its own defense and represent its interest.

During the Employment Term and for a period of three (3) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor, provided that the Company is able to obtain such coverage at no more material cost than present cost.

19.	Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

a.	If to Company: Creatd, Inc. 648 Broadway Suite 200, New York, NY 10012

b.	If to Executive: 792 Kinderkamack Road 2nd Floor River Edge, NJ 07661

Notwithstanding anything which may be contained in this Agreement to the contrary, the parties agree that any notice period or cure period which is provided in this Agreement shall be the shorter of the stated period or such period as is required in order to maintain adherence to applicable securities laws or disclosure requirements.

20.	Final Agreement. This Agreement supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only in writing and that which is duly executed by both parties.

21.	[Reserved]

22.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard or reference to the principles of conflicts of laws. Both the Executive and the Company agree to appear and submit exclusively to the jurisdiction of the federal and state courts of New York and in each case the applicable courts of appeals of such court..

23.	Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

24.	No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company’s absolute and sole discretion.

25.	Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

26.	Attorneys’ Fees and Costs. If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which he/she may be entitled. This provision shall be construed as applicable to the entire Agreement. A prevailing party shall be defined as the party who is entitled to affirmative relief, recovers at least fifty (50%) of any money requested, or owes no affirmative relief/action which was requested by the moving party.

27.	Modifications/Amendments. Any modification of this Agreement will be effective only if it is in writing and signed by all the parties to this Agreement.

28.	Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photostat, facsimile and email copies of such signed counterparts may be used in lieu of the originals for any purpose.

29.	Assignment. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor organization (not an unaffiliated third party), who acquires all or substantially all of the Company’s assets. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

30.	Effect of Waiver. The failure of either party to insist on compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

31.	Partial Invalidity/Arms-Length Transaction. If any provision in this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. This Agreement was negotiated at arms-length and shall not be construed against its drafter as each party participated equally in its drafting.

32.	Assistance in Litigation. Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times, and Executive shall be compensated for any time that Executive expends after the termination of this Agreement at mutually agreeable, reasonable rates. The Executive shall not be entitled to payment hereunder if the actions of the Executive engaged in willful or reckless conduct to cause the litigation.

33.	Sums Due Deceased Executive. If Executive dies prior to the expiration of the term of his employment, any sums that may be due him from Company under this Agreement as of the date of death shall be paid to Executive’s executors, administrators, heirs, personal representatives, successors, and assigns.

34.	Section Titles. The heading and subheadings herein are inserted as a matter of convenience only and do not define, control or limit the scope of this Agreement or the intent or the provisions thereof.

35.	Warranty of Capacity to Execute Agreement. Company and Executive represent and warrant that they have the mental capacity to understand the terms and conditions of this Agreement.

THE PARTIES ACKNOWLEDGE THAT EACH HAS READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTAND ALL OF THE TERMS AND FREELY, VOLUNTARILY AND KNOWINGLY, WITHOUT DURESS OR COERCION, CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED THEREIN. EACH PARTY HEREBY AGREES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH INDEPENDENT LEGAL COUNSEL AND, BY EXECUTING THIS AGREEMENT, SUCH PARTY ACKNOWLEDGES THAT IT HAS OBTAINED SUCH LEGAL COUNSEL. THE EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT IT HAS OBTAINED INDEPENDENT LEGAL COUNSEL, APART FROM THE LEGAL COUNSEL OF ANY OTHER EXECUTIVE WHICH MAY EXECUTE THIS FORM OF AGREEMENT.

EXECUTIVE

Chelsea Pullano

CREATD, INC.

Laurie Weisberg, CEO

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